EXHIBIT 10.4

Renovo Resource Solutions, Inc.

800 Morgan Johnson Road

Bradenton, FL 34208

March 21, 2024

Randall A. Moritz

4590 Dover Street Cir E

Bradenton, FL 34203

Dear Randall,

As you’re aware, Renovo Resource Solutions, Inc. (the “Company”) and Kingfish Holding Corporation (“Kingfish”) entered into an Agreement and Plan of Merger dated October 28, 2022, as amended (the “Merger Agreement”), pursuant to which the Company will be merged into Kingfish (the “Merger”). The Merger is scheduled to close later this month, and, as a result of the Merger, the private business of Renovo will be acquired by a publicly traded corporation. While combining with a public company has benefits, it also comes with increased responsibilities, particularly for members of the Company’s management team, including you. Going forward. the management team will have to answer to new directors and their committees, and to the public company’s stockholders, and the timeliness, accuracy, discipline, and accountability will be more important than ever in all aspects of the business of the Company. Accordingly, it is important that the Company and its management team prepare for this transition by, among other things, entering into this letter agreement which memorializes the terms and conditions of your continued employment with the Company and sets certain expectations of the management team until the consummation of the Merger and thereafter until the board of directors of Kingfish (the “Board of Directors”) (or a committee thereof) or officers of Kingfish implement other employment arrangements, agreements, and/or policies. Please be aware that your continued employment with the Company now and after the Merger is conditioned upon you agreeing to, and abiding by, the terms, conditions and covenants set forth in this letter agreement (this “Agreement”).

Assignment

By executing this Agreement, you acknowledge, consent, and agree that upon the closing of the Merger, this Agreement will be assigned to Kingfish and you agree to become an employee of Kingfish under the terms of this Agreement and comply with his Agreement post-Merger without any further action on your part or the part of the Company.

Upon the completion of the Merger, the Company shall cease to legally exist as a separate entity. Therefore, for purposes of this Agreement, you hereby acknowledge and agree that all references to the Company, solely in the paragraphs following this section, shall be deemed references to Kingfish upon completion of the Merger. Furthermore, upon completion of the Merger, you acknowledge and agree that you shall be bound by the terms of this Agreement with respect to Kingfish and its affiliates to the same extent as you are currently bound to the Company and its affiliates. Upon completion of the Merger, Kingfish shall have the same right as the Company to enforce any provisions of this Agreement in accordance with the terms of this Agreement and applicable law.

Duties

In your capacity as General Manager, you will continue to perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time by officers and/or the board of directors of the Company. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

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Location

Your principal place of employment shall continue to be at the Company’s corporate office in Bradenton, Florida, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Salary

In consideration of your continued services, your salary shall remain the same unless and until alternative compensation arrangements are agreed to between you and Kingfish. The Board of Directors intends to form a compensation committee to review and/or implement new employment arrangements with members of the Company’s management team after the closing of the Merger.

Withholding

All forms of compensation payable to you as the General Manager of the Company shall continue to be subject to all applicable withholdings under federal and state laws.

At-will Employment

As with your current employment, your continued employment with the Company will be for no specific period of time. Rather, your continued employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company or its successor, Kingfish.

Noncompetition Covenant:

In consideration of your continued employment with the Company, you hereby agree that during the course of your relationship with the Company and for a period of twenty-four (24) months after the date on which you last performed any services for the Company, regardless of whether the termination of your relationship with the Company is voluntary or involuntary, with or without cause, you will not, directly or indirectly, within the Restricted Area (as hereinafter defined), for or on behalf of yourself or any person or entity providing any products or services similar to those provided by the Company within the twenty-four (24) month period preceding the date on which you last performed any services for the Company, provide or offer to provide any similar products or services in competition with the Company, including, without limitation, (a) participating as an officer, director, stockholder, member, employee, agent, consultant, representative or partner of, or having any direct or indirect financial interest (including, without limitation, the interest of a creditor) in, any such competitor or (b) assisting any other individual or business entity, of whatever type or description, in providing any such similar products or services. The provisions of this section shall not apply to your ownership of Kingfish stock after the consummation of the Merger. The “Restricted Area” shall mean, for purposes of this Agreement, any county within the State of Florida within which the Company has provided or sold any products and/or services or has plans to provide products and/or services and has taken definitive steps in furtherance of such plans. You further agree that upon a violation of this section of this Agreement, the period during which the covenants herein apply will be extended by the number of days equal to the period of such violation.

Duty to the Company:

Throughout the term of this Agreement, you acknowledge and agree that you shall diligently and faithfully serve the Company and its affiliates and shall use your best endeavors to promote the interests and goodwill of the Company and its affiliates. You agree to act honestly, in good faith and in the best interests of the Company and its affiliates. You agree to adhere to all applicable policies of the Company, to the extent not inconsistent with applicable Law.

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Compliance with Laws, Rules, and Regulations:

You agree to cooperate with the Company in the fulfillment of your respective obligations under this Agreement, and to comply with all applicable federal, state, and local Laws, that are applicable to the operation of the Company’s business and to this Agreement and your performance hereunder. “Law(s)” means any statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated or imposed by any governmental authority or administrative or regulatory agency or authority, including, but not limited to, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), the United States Department of Justice (DOJ), the Occupational Safety and Health Administration (OSHA), the Financial Industry Regulatory Authority (FINRA), or any other similar federal, state, or local governmental agency or commission.

Prohibited Actions:

As the General Manager of the Company, without the prior approval of the board of directors the Company, you shall not be permitted going forward to enter into any agreements on behalf of the Company that (a) repurchases, prepays, or incurs any additional debt obligation or other obligation for borrowed money, (b) assumes, guarantees, endorses, or otherwise as an accommodation becomes responsible for the obligations of an individual, corporation, or other entity, (c) makes any loans or advances to any director or officer of the Company or any affiliate thereof, or cancels, releases, or assigns any indebtedness to any such person or any claims held by any such person, or (d) issues or sells any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any affiliate thereof. Any operational expenses, contracts or agreements of the Company that represent more than three percent (3%) of the Company’s revenue or expenses on the Company’s financial statements shall require prior written approval of the executive board of the Company and must be ratified by the full board of directors at the next scheduled meeting of the board of directors of the Company.

Governing Law

This Agreement shall be governed by the laws of Florida, without regard to conflict of law principles.

Representations

By entering into this Agreement, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a former employer or third-party. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and former employer or third-party describing such restrictions on your activities. You acknowledge that you have fully read, understood and voluntarily entered into this Agreement, and have had the opportunity to ask questions and consult with an attorney of your choice before entering into this Agreement.

We are excited about the Merger, the future prospects of the Company, and your continued employment as a key member of the management team. If you have any questions about the above details, please call me as soon as possible.

If you wish to continue your employment with the Company in this position, please sign below and return this Agreement to me within five (5) business days. This offer is open for you to accept until March 24, 2024, at which time it will be deemed to be withdrawn.

We look forward to hearing from you.

Yours sincerely,

James K. Toomey;

on behalf of Renovo Resource Solutions, Inc.

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Acceptance of Offer

I have read and understood and I accept all the terms of the offer of continued employment as set forth in the foregoing Agreement. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing Agreement, and this Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement.

/s/ Randall A. Moritz
Randall A. Moritz
Date March 21, 2024

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